Exhibit 2

February 24, 2008

Abe Investment, L.P.
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111

Re:  Rollover Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in compliance with the Interim Investors Agreement, the “Merger Agreement”), by and among Abe Investment, L.P., a Delaware limited partnership (“Parent”), Abe Acquisition Corp., a Delaware corporation (“Merger-Sub”), and Getty Images, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged into the Company (the “Merger”).  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement.  The parties listed on Schedule A hereto are collectively referred to herein as the “Investors”.

1.  Commitment.  This letter confirms the several, and not joint, commitment of each of the Investors, subject to the conditions set forth herein, to transfer, contribute and deliver to Parent the number of shares of Company Common Stock set forth next to such Investor’s name on Schedule A hereto (the “Commitment”) immediately prior to the Effective Time in exchange for newly issued limited partnership units of Parent issued at a per unit value equal to the Merger Consideration (and valuing the Commitment at an amount per share equal to the Merger Consideration) (the “Subject Equity Securities”), provided that none of the Investors shall, under any circumstances, be obligated to transfer, contribute and deliver to Parent any shares of Company Common Stock in excess of its respective Commitment.  After giving effect to the transfer, contribution and delivery of the Commitment and the substantially simultaneous contribution to Parent of the amount of cash equity contemplated to be funded to Parent under the Equity Commitment Letter (as such amount may be reduced by the H&F Investors in the manner contemplated by the Equity Commitment Letter), each of the Investors and the other investors in Parent will own, at the Closing, a pro rata number of the same class and series of limited partnership units of Parent (except (x) members of management of the Company and (y) an Affiliate of the Sponsor will be the general partner of Parent) based on the relative values of such contributions (valuing the Commitment at an amount per share equal to the Merger Consideration).  The obligation of each of the Investors to transfer, contribute and deliver the Commitment (a) is subject to (i) the terms of this letter, (ii) the satisfaction or waiver by Parent (which waiver by Parent must have been consented to by each of the Sponsor Investors (as defined below)) of all conditions precedent to Parent’s and Merger Sub’s obligations to effect the Closing, (iii) compliance by the Sponsor Investors, Parent, Holdings and Merger Sub with Section 2.8.1, 2.8.2 and 2.8.3 and the last sentence of Section 2.1 of the Interim Investors Agreement and (iv) the substantially simultaneous funding by the Sponsor Investors and their affiliated investment funds of the amount of the cash equity contemplated to be funded by the Equity Commitment Letter (as such amount may be reduced by the H&F Investors in the manner contemplated by the Equity Commitment Letter), provided that such amount will entitle the Sponsor Investors and their affiliated investment funds to at least a majority of the Subject Equity Securities, and (b) subject to the foregoing clause (a), will occur substantially simultaneous with the Closing and the simultaneous issuance to each of the Investors of the Subject Equity Securities.  In the event that any Commitment is transferred, contributed and delivered to Parent and the Closing of the Merger does not occur promptly thereafter, Parent will return such Commitment to the Investor who transferred, contributed and delivered such Commitment as promptly as practicable and, in any event, within three Business Days after such transfer, contribution and delivery.

2.  Effectiveness and Termination.  The Commitment described herein will become effective upon the effectiveness of the execution and delivery hereof and of the Equity Commitment Letter.  Each Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the termination of the Merger Agreement in accordance with its terms.  Upon termination of this letter, the Investors shall not have any further obligations or liabilities hereunder, provided that, subject to Section 4.3 of the Interim Investors Agreement, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

3.  Assignment; No Modification; Entire Agreement.  (a)  The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of the other parties and any attempted assignment shall be null and void and of no force or effect.  Notwithstanding the foregoing, each of Parent and the Investors may assign their rights and obligations hereunder to the extent permitted by the Interim Investors Agreement.

(b)  This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(c)  This letter and the other Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.  Third Party Beneficiaries.  This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person (including the Company) other than the parties hereto and the Sponsor Investors and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter.  The parties agree that the Sponsor Investors are express, intended third party beneficiaries of the Investors’ obligations under this letter.

5.  Enforcement.  This letter may only be enforced by Parent at the direction of the Sponsor in its sole discretion.  Parent shall have no right to enforce this letter unless directed to do so by the Sponsor in its sole discretion.  Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.  For purposes of this letter, (i) the “Sponsor” means Hellman & Friedman Capital Partners VI, L.P., (ii) the “Sponsor Investors” means the Sponsor, Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital

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Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P., (iii) the “Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, among the Investors, Parent, Merger Sub and the other parties thereto, as amended from time to time, and (iv) the “Equity Commitment Letter” means the Equity Commitment Letter, dated as of the date hereof, among the Sponsor Investors and Parent, as amended from time to time.

6.  Governing Law; Consent to Jurisdiction.  (a)  This letter, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter or as an inducement to enter into this letter) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b)  Any legal action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware.  Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this letter and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this letter or the transactions contemplated hereby may not be enforced in or by such courts.

(c)  Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered to the addresses of the parties set forth in, and in the manner contemplated by, the Interim Investors Agreement.

(d)  The consents to jurisdiction set forth in this Section 6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 6 and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

7.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.  Relationship of the Trustee.  The parties acknowledge and agree that in the case of any party which is a trust, (i) the trustee of such trust is entering into this Agreement and in its representative capacity as trustee only and not in its individual capacity; (ii) the trustee (in its

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capacity as trustee) shall have no personal liability under or arising out of this Agreement; and (iii) all payments to be made by a trust pursuant to this Agreement shall be made solely from the assets of the applicable trust and not from the personal assets of the trustee.

9.  Counterparts.  This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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Very truly yours,

GETTY INVESTMENTS L.L.C.

By:	/s/ Jan D. Moehl
Jan D. Moehl Officer

CHEYNE WALK TRUST

Remainderman Ltd., as Trustee,

By:	Sutton Place Investments, as Administrative Agent

By:	/s/ Jan D. Moehl
Jan D. Moehl Chief Investment Officer

RONALD FAMILY TRUST B

Remainderman Ltd., as Trustee,

By:	Sutton Place Investments, as Administrative Agent

By:	/s/ Jan D. Moehl
Jan D. Moehl Chief Investment Officer

GFT LLC, as Trustee

By:	Sutton Place Investments, as Administrative Agent

By:	/s/ Jan D. Moehl
Jan D. Moehl Chief Investment Officer

[Rollover Commitment Letter Signature Page]

THE OCTOBER 1993 TRUST

RBC Trustee (CI) Limited, as Trustee

By:	/s/ Philip James Jackman Le Vesconte
Philip James Jackman Le Vesconte Authorised Signatory

/s/ Mark H. Getty
Mark H. Getty

[Rollover Commitment Letter Signature Page]

Accepted and acknowledged as of
the date first written above:

ABE INVESTMENT, L.P.

By:  Abe GP LLC, its general partner

By: Hellman & Friedman Capital Partners VI, L.P., its managing member

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	/s/ Georgia Lee
	Name:	Georgia Lee
	Title:	Managing Director

[Rollover Commitment Letter Signature Page]

Schedule A

Investor	Shares of Company Common Stock
Getty Investments L.L.C.	8,273,301
Cheyne Walk Trust	24,377
Ronald Family Trust B	7,313
October 1993 Trust	622,602
Mark H. Getty	15,000
TOTAL	8,942,593